Exhibit 99.1

Press Release dated June 28, 2013

India Globalization Capital Announces Change of Auditors

Bethesda, June 28, 2013 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT: IGC) today announced that the Audit Committee of its board of directors approved the engagement of AJSH & Company as its independent registered public accounting firm for the financial year ending March 31, 2013.

AJSH & Company is a public accounting firm registered with the PCAOB, and is based in India.  The Company expects to present the appointment of AJSH & Company for ratification by its shareholders at the 2013 Annual Meeting of Stockholders.

Ram Mukunda, CEO of IGC, said, “We are committed to filing the Form 10-K on or before July 16, 2013 and to maintaining the highest level of financial reporting excellence & compliance for our shareholders.  The addition of AJSH meets these objectives as we prepare to ramp up our production and improve the quality of our reserves through acquisitions in 2013 and beyond.”

About IGC:

Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a materials and infrastructure company operating in India and China. We currently supply iron ore to steel companies operating in China. For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.net.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "post", "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," "confident" or "continue" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-K for FYE 2012, Form 10-Q for the quarter ended September 30, 2012 and Form 10-Q for the quarter ended December 31, 2012 filed with the Securities and Exchange Commission on December 9, 2011, July 16, 2012, November 14, 2012, and February 13, 2013 respectively.

Contact:
Investors Contact Information
Claudia Grimaldi
301-983-0998